Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of February 11, 2008, to be effective as of February 18, 2008 (the “Effective Date”) between BLUELINX CORPORATION, a Georgia corporation (the “Company”), and Doug Goforth (“Executive”).
RECITALS:
WHEREAS, the Company desires to employ Executive as the Senior Vice President, Chief Financial Officer and Treasurer of the Company, and Executive desires to accept employment as the Senior Vice President, Chief Financial Officer and Treasurer of the Company; and
WHEREAS, as of the Effective Date, the Company shall employ Executive on the terms and conditions set forth in this Agreement, and Executive shall be retained and employed by the Company to perform such services under the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein are to have the meanings set forth in paragraph 8.
2. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 (the “Employment Period”).
3. Position and Duties.
(a) During the Employment Period, Executive shall serve as the Senior Vice President, Chief Financial Officer and Treasurer of the Company and BlueLinx Holdings Inc. (“BHI”) and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of BHI (the “BHI Board”), to provide oversight and direction with respect to such duties, responsibilities and authority, either generally or in specific instances. The Executive also shall hold similar titles, offices and authority with BHI’s direct and indirect subsidiaries, as requested by the BHI Board from time to time, subject to the oversight and direction of the respective boards of directors of such entities.

(b) During the Employment Period, Executive shall devote Executive’s reasonable best efforts and Executive’s full professional time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the Business and affairs of the Company, BHI and their respective subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy and business-like manner. During the Employment Period, Executive shall not serve as a director or a principal of another company or any charitable or civic organization without the Board’s prior consent. Notwithstanding the foregoing, during the Employment Period, Executive may render charitable and civic services, so long as the Executive’s service on such boards or directors and such charitable and civic services do not materially interfere with Executive’s ability to discharge his or her duties hereunder.
(c) Executive shall perform Executive’s duties and responsibilities with his or her principal office located in the Atlanta, Georgia metropolitan area.
4. Compensation and Benefits.
(a) Signing Bonus. Contemporaneously with the execution hereof, the BHI Board has granted Executive 60,000 shares of restricted stock of BHI, which shall vest over a three-year period commencing on the Effective Date.
(b) Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s payroll practices as may be in effect from time to time. The Executive’s salary shall be at the rate of $325,000 per year prorated for the portion of a year during which Executive is employed pursuant to this Agreement (as in effect from time to time, “Base Salary”). The Base Salary shall be reviewed at least annually. As a result of such review, the Executive’s Base Salary may be increased, but not decreased.
(c) Annual Bonus and Long Term Incentive Compensation.
(i) Executive shall be eligible to receive an annual bonus, with the annual bonus potential to be between 60% of Base Salary (i.e., 60% upon achievement of annual “target” performance goals) and a maximum of 120% of Base Salary (i.e., 120% upon achievement of annual “maximum” performance goals), with the “target” and “maximum” based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee of the BHI Board in advance for each fiscal year (the “Target Bonus”). The Company shall pay any such annual bonus earned to Executive in accordance with the terms of the applicable bonus plan. Executive’s annual bonus shall not be prorated for 2008.
(ii) Executive shall participate in the Company’s 2008 long term equity incentive plan. Contemporaneously with the execution hereof the BHI Board has granted Executive 40,000 shares of restricted stock (in the form attached hereto as Exhibit A) and 42,000 target performance based shares (in the form attached hereto as Exhibit B) under BHI’s long term equity incentive plans, all on such terms and conditions in accordance with the provisions of such plan. Such bonus award shall be subject to such time and performance-based vesting conditions as were established by the Compensation Committee of the BHI Board for similar executive level grants issued to BHI executives on January 8, 2008.

(d) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement in accordance with the Company’s policies applicable to senior executives in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses. In order to be entitled to expense reimbursement, the Executive must be employed as Senior Vice President, Chief Financial Officer and Treasurer on the date the Executive incurred the expense.
(e) Standard Executive Benefits Package. Executive is entitled during the Employment Period to participate, on the same basis as the Company’s other senior executives, in the Company’s Standard Executive Benefits Package. The Company’s “Standard Executive Benefits Package” means those benefits (including insurance, vacation and other benefits, but excluding, except as hereinafter provided in paragraph 6, any severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board. Executive is entitled to credit for his prior years of service with the Company. A summary of such benefits available to Executive as in effect on the date of this Agreement is attached hereto as Exhibit C.
(f) Additional Compensation/Benefits. The Compensation Committee of the BHI Board, in its sole discretion, will determine any compensation or benefits to be provided to Executive during the Employment Period other than as set forth in this Agreement, including, without limitation, any future grant of stock options or other equity awards.
(g) Disgorgement of Compensation. If BHI or the Company is required to prepare an accounting restatement due to material noncompliance by BHI or the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, to the extent required by law Executive will reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by Executive from the Company (including such compensation payable in accordance with this paragraph 4 and paragraph 6) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement; and (ii) any profits realized by Executive from the sale of BHI’s securities during that 12-month period.
5. Employment Period.
(a) Subject to subparagraph 5(b), the Employment Period will commence on the Effective Date and will continue until, and will end upon, February 18, 2011 (the “Renewal Date”); except that on the Renewal Date, unless either party shall have given the other 30-days’ written notice otherwise, the Employment Period will be extended automatically for one additional year.
(b) Notwithstanding subparagraph 5(a), the Employment Period will end upon the first to occur of any of the following events: (i) Executive’s death; (ii) the Company’s termination of Executive’s employment on account of Disability; (iii) the Company’s termination of Executive’s employment for Cause (a “Termination for Cause”); (iv) the Company’s termination of Executive’s employment without Cause (a “Termination without Cause”); (v) Executive’s termination of Executive’s employment for Good Reason (a “Termination for Good Reason”); or (vi) Executive’s termination of Executive’s employment for any reason other than Good Reason (a “Voluntary Termination”).

(c) Any termination of Executive’s employment under subparagraph 5(b) (other than 5(b)(i)) must be communicated by a Notice of Termination delivered by the Company or Executive, as the case may be, to the other party.
(d) Executive will be deemed to have waived any right to a Termination for Good Reason based on the occurrence or existence of a particular event or circumstance constituting Good Reason unless Executive delivers a Notice of Termination within 90 days from the date Executive first became aware of the event or circumstance.
6. Post-Employment Period Payments.
(a) At the Date of Termination, regardless of the reason for termination of employment, Executive will be entitled to (i) any Base Salary that has accrued but is unpaid, any annual bonus that has been earned for the fiscal year prior to the year in which the Date of Termination occurs, but is unpaid, any reimbursable expenses that have been incurred but are unpaid, and any unexpired vacation days that have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, which amount shall be paid in a lump sum in cash within 30 days of the Date of Termination, (ii) any plan benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Company employee and excluding, except as hereinafter provided in paragraph 6, any Company severance pay program or policy) and (iii) any benefits to which Executive is entitled in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). Except as specifically described in this subparagraph 6(a) and in the succeeding subparagraphs of this paragraph 6 (under the circumstances described in those succeeding subparagraphs), from and after the Date of Termination Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits from the Company, BHI or any of their subsidiaries or affiliates.
(b) If Executive’s employment terminates on account of Executive’s death, Disability, Voluntary Termination, Termination for Cause or the end of the Employment Period in accordance with subparagraph 5(a) due to the Executive giving the Company written notice of nonrenewal, the Company will make no further payments to Executive except as contemplated in subparagraph 6(a).

(c) If Executive’s employment terminates on account of a Termination without Cause or a Termination for Good Reason, Executive shall be entitled to the following:
(1)
payment equal to one (1) time the Executive’s annual Base Salary in effect immediately prior to the Date of Termination, plus one (1) time the cash bonus amount equal to the Target Bonus set forth in clause (iii) of subparagraph 4(c) hereof, payable in twelve equal monthly installments commencing six months after the Date of Termination;

(2)	if the termination occurs within the first three years of the Executive’s employment with the Company, the 60,000 shares of restricted stock issued upon Executive’s hiring shall immediately vest;

(3)
a lump sum payment, payable six months after the Date of Termination, in cash in an amount equal to the contributions the Company would have made (excluding any salary reduction contributions pursuant to an election of the Executive) for the benefit of the Executive to the Company’s qualified salaried 401(k) plan (if the Company is making matching contributions or other contributions to the salaried 401(k) plan at the time of the Executive’s termination), assuming (i) the Executive continued as an employee of the Company for a period of one year beginning on the Executive’s Date of Termination, and (ii) the Executive during such period contributed six percent of his or her base salary (as in effect immediately prior to the Date of Termination) to the 401(k) plan;

(4)
continued participation in the Company’s medical and dental plans, on the same basis as active employees participate in such plans, until the earlier of (i) Executive’s eligibility for any such coverage under another employer’s or any other medical or dental insurance plans or (ii) the first anniversary of the Date of Termination; except that in the event that participation in any such plan is barred, the Company shall reimburse Executive on a monthly basis for any premiums paid by Executive to obtain benefits (for Executive and his or her dependents) equivalent to the benefits he is entitled to receive under the Company’s benefit plans. Executive agrees that the period of coverage under such plans (or the period of reimbursement if participation is barred) shall count against the plans’ obligation to provide continuation coverage pursuant to COBRA;

(5)
up to $25,000 in aggregate outplacement services to be used within one year of the Date of Termination, the scope and provider of which shall be selected by Executive in his or her or her sole discretion; and

(6)
to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(d) The Company shall have no obligation to make any payments in accordance with subparagraph 6(c) if Executive declines to sign and return a Release Agreement or revokes the Release Agreement within the time provided in the Release Agreement. In no event shall the Release Agreement release any claim for indemnification by the Company or amounts and benefits set forth in subparagraph 6(a) hereof.
(e) Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

7. Competitive Activity; Confidentiality; Non-solicitation.
(a) Confidential Information.
(i) The Executive shall hold in a fiduciary capacity for the benefit of the Company and BHI all secret or confidential information, knowledge or data relating to the Company, BHI or any of their respective subsidiaries and affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company, BHI or any of their respective subsidiaries and affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (“Confidential Information”). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or BHI or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
(ii) All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company, BHI or any of their respective subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, BHI or any of their respective subsidiaries and affiliates, and the Executive shall not remove any such items from the premises of the Company, BHI or any of their respective subsidiaries and affiliates, except in furtherance of the Executive’s duties.
(iii) It is understood that while employed by the Company, the Executive will promptly disclose to the Company, and assign to the Company the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will reasonably assist the Company, BHI or any of their respective subsidiaries and affiliates during the period of the Executive’s employment by the Company and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.
(iv) As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company, BHI or any of their respective subsidiaries and affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his or her control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

(b) Non-Solicitation. During his or her employment with the Company and for a period of eighteen (18) months following the termination of the Executive’s employment for any reason, the Executive shall not solicit or attempt to solicit, (a) any party who is a customer of the Company, BHI or any of their respective subsidiaries and affiliates with whom the Executive had material contact within the eighteen (18) month period prior to the termination of the Executive’s employment, for the purpose of marketing, selling or providing to any such party any services or products offered by the Company, BHI or any of their respective subsidiaries and affiliates to such customer other than general solicitations to the public and not directed specifically at a customer of the Company, (b) any party who is a vendor of the Company, BHI or any of their respective subsidiaries and affiliates with whom the Executive had material contact within the eighteen (18) month period prior to the termination of the Executive’s employment to sell similar products or (c) any employee of the Company, BHI or any of their respective subsidiaries and affiliates with whom the Executive had material contact within the eighteen (18) month period prior to the termination of the Executive’s employment, to terminate such employee’s employment relationship with the Company, BHI and any of their respective subsidiaries and affiliates in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Company, BHI or any of their respective subsidiaries and affiliates (other than with respect to general employment solicitations to the public and not directed specifically at employees of the Company, BHI and any of their respective subsidiaries and affiliates).
(c) Non-Competition. During Executive’s employment by the Company and for a period of eighteen (18) months following the termination of the Executive’s employment for any reason, the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, BHI or any of their respective subsidiaries and affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his or her name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the building products distribution business in the United States or Canada (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).
(d) Remedies; Specific Performance. The parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in this paragraph 7 will result in irreparable and continuing damage to the Company, BHI and their respective subsidiaries and affiliates for which there may be no adequate remedy at law and that the Company and BHI shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of this paragraph 7. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and BHI against him for such breaches or threatened or attempted breaches. In addition, without limiting the remedies of the Company and BHI for any breach of any restriction on the Executive set forth in this paragraph 7, except as required by law, the Executive shall not be entitled to any payments set forth in paragraph 6 hereof if the Executive materially breaches the covenant applicable to the Executive contained in this paragraph 7 and the Company, BHI and their respective subsidiaries and affiliates will have no obligation to pay any of the amounts that remain payable by the Company under paragraph 6.

(e) Communication of Contents of Agreement. During Executive’s employment and for eighteen (18) months thereafter, Executive will communicate his or her obligations under this paragraph 7 to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent.
(f) The existence of any claim, demand, action or cause of action of Executive against the Company, whether predicated upon this Agreement or otherwise, is not to constitute a defense to the Company’s enforcement of any of the covenants or agreements contained in paragraph 7. The Company’s rights under this Agreement are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.
(g) Extension. If a court of competent jurisdiction finally determines that Executive has violated any of Executive’s obligations under this paragraph 7, then the period applicable to those obligations is to automatically be extended by a period of time equal in length to the period during which those violations occurred.
8. Definitions.
(a) “Cause” means, as determined by the BHI Board in good faith:
(i) a material breach of the duties and responsibilities of Executive, which has not ceased within ten (10) business days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies with particularity the manner in which the Company believes that the Executive has materially breached such duties and responsibilities;
(ii) Executive’s (x) conviction of or plea of nolo contendere to a felony or (y) conviction of or plea of nolo contendere to any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) if such misdemeanor causes material damage to the property, business or reputation of BHI or the Company;
(iii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, BHI or their respective subsidiaries and affiliates;
(iv) Executive’s material breach of any provision of this Agreement, which has not ceased within ten (10) business days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies with particularity the provision of this Agreement which the Executive has materially breached and the circumstances giving rise to such breach;

(v) Executive’s failure to follow the lawful written directions of the Company Board or the BHI Board, which has not ceased within ten (10) business days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies with particularity written directions which the Company believes that the Executive has not followed;
(vi) conduct by Executive in connection with his or her duties hereunder that is fraudulent, unlawful or willful and materially injurious to the Company, BHI or their respective subsidiaries and affiliates;
(vii) Executive’s engagement in habitual insobriety or the use of illegal drugs or substances;
(viii) Executive’s failure to cooperate fully, or failure to direct the persons under Executive’s management or direction, or employed by, or consultants or agents to, the Company (or its subsidiaries and affiliates) to cooperate fully, with all corporate investigations or independent investigations by the Board or the BHI Board, all governmental investigations of the Company or its subsidiaries and affiliates, and all orders involving Executive or the Company (or its subsidiaries and affiliates) entered by a court of competent jurisdiction, which has not ceased within ten (10) business days after a written demand is delivered to the Executive by the Company, which demand identifies with particularity the manner in which the Company believes that the Executive failed to cooperate or to direct such others to cooperate;
(ix) Executive’s material and willful violation of BHI’s Code of Conduct (including as applicable to senior financial officers), or any successor codes;
(x) Executive’s engagement in activities prohibited by paragraph 7; or
(xi) Notwithstanding the foregoing, no termination of the Executive’s employment shall be for “Cause” until (i) there shall have been delivered to the Executive a copy of a written notice setting forth the basis for such termination in reasonable detail, and (ii) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires). No act, or failure to act, on the Executive’s part shall be considered “willful” unless the Executive has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the BHI Board or the Company Board or based upon the advice of counsel for BHI or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Any termination of the Executive’s employment by the Company hereunder shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section 8(a)(xi).

(b) “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Disability, 30 days after the Company gives Notice of Termination to Executive (provided that Executive has not returned to the performance of Executive’s duties on a full-time basis during this 30-day period), (ii) if Executive’s employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination (but in no event prior to 30 days following the delivery of the Notice of Termination), and (iii) if Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; except that if within 30 days after any Notice of Termination is given to Executive by the Company, Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination is to be the date the dispute is finally determined, whether by mutual written agreement of the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal thereof having expired and no appeal having been perfected).
(c) “Disability” means the determination by the Company, in accordance with applicable law, based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative that, as a result of a physical or mental injury or illness, Executive has been unable to perform the essential functions of his or her job with or without reasonable accommodation for a period of (i) 90 consecutive days or (ii) 180 days in any one-year period.
(d) “Good Reason” means, without the consent of Executive, (A) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities immediately following the Effective Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (B) a reduction by the Company in Executive’s Base Salary, bonus opportunity or benefits, other than pursuant to a reduction generally applicable to senior executives of the Company; (C) the Company’s requiring Executive to be based at any office or location outside of the metropolitan area of Atlanta, Georgia; or (D) any failure by the Company to comply with and satisfy the requirements for any assignment of its rights and obligations under paragraph 13. “Good Reason” shall not include for purposes of (A) through (D) an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company within ten (10) business days after receipt of notice thereof given by Executive.
(e) “Notice of Termination” means a written notice that indicates those specific termination provisions in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no purported termination by either party is to be effective without a Notice of Termination.
(f) “Release Agreement” means an agreement, substantially in a form approved by the Company, pursuant to which Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers which relate to the Executive’s employment by the Company.
(g) “Standard Executive Benefits Package” means those benefits (including, without limitation, retirement, insurance and other welfare benefits, but excluding, except as provided in paragraph 6, any severance pay program or policy of the Company) for which substantially all of the Company’s senior executives are from time to time generally eligible, as determined from time to time by the Board.

9. Executive Representations. Executive represents to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.
10. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.
11. American Jobs Creation Act. Notwithstanding anything to the contrary in this Agreement, in the event that it is determined that any payment to be made under this Agreement is considered “nonqualified deferred compensation” subject to Section 409A of the American Jobs Creation Act of 2004, such payment will be delayed for six months following the Date of Termination; provided, however, that the parties believe that amounts payable pursuant to Sections 6(c)(3) and 6(c)(4) will not constitute nonqualified deferred compensation so long as final Regulations ultimately promulgated pursuant to Section 409A of the Internal Revenue Code contain provisions substantively equivalent to the provisions of Section 1.409A-1(b)(9) of the proposed Regulations published by the Department of the Treasury on October 4, 2005 with respect to Section 409A.
12. Excess Parachute Payments.
(a) In the event that it shall be determined, based upon the advice of the independent public accountants for BHI or the Company (the “Accountants”), that any payment, benefit or distribution by the Company, BHI or any of their respective subsidiaries or affiliates (a “Payment”) constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of all such Payments (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of the Accountants, that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his or her receipt of the Reduced Amount.

(b) If the determination made pursuant to clause (a) of this paragraph 9 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this paragraph 9, Executive may then elect, in his or her sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his or her election within ten days of the determination of the reduction in payments. If no such election is made by Executive within such ten-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election.
(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause (a) of this paragraph 12 (“Overpayment”) or that additional payments which are not made by the Company pursuant to clause (a) of this paragraph 12 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by Executive to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
13. Successors and Assigns. This Agreement is to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that the transferee or successor assumes the Company’s liabilities under this Agreement by agreement in form and substance reasonably satisfactory to Executive.
14. Survival. Subject to any limits on applicability contained therein, paragraph 7 will survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.
15. Choice of Law. This Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of New York.
16. Severability. Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.

17. Notices. Any notice provided for in this Agreement is to be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address indicated as follows:
Notices to Executive:
To the address listed in the personnel records of the Company.
Notices to the Company:
BlueLinx Corporation
4300 Wildwood Parkway
Atlanta, Georgia 30339
Attention: General Counsel
Facsimile: (770) 953-7008
or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement is to be deemed to have been given when so delivered, sent or mailed.
18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement is to affect the validity, binding effect or enforceability of this Agreement.
19. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.
20. Counterparts. This Agreement may be executed in separate counterparts, each of which are to be deemed to be an original and both of which taken together are to constitute one and the same agreement.
21. Attorney’s Fees. In the event that Executive substantially prevails on at least one substantive issue in any dispute in connection with this Agreement, Executive shall be entitled to recover all attorneys’ fees, costs and disbursements incurred by Executive in connection with such dispute. “Substantially prevailing”, within the meaning of this paragraph 21, includes Executive’s agreement to dismiss any proceeding upon the Company’s payment of the sums allegedly due or performance of the covenants allegedly breached.

22. Mediation and Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, if said dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle such dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration. The place of mediation shall be Atlanta, Georgia. If the parties cannot reach resolution for such dispute in mediation, such dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Atlanta, Georgia. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Fulton County, Georgia, or the federal court for the Northern District of Georgia. The parties agree that such shall be a proper forum in which to adjudicate such case or controversy and the parties consent to waive any objection to the jurisdiction or venue of such court(s). The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

Executive initials: HDG	Representative of Company initials: BVT
[ SIGNATURE PAGE TO FOLLOW ]

The parties are signing this Agreement as of the date stated in the introductory clause.

BLUELINX CORPORATION
By:	/s/ Barbara V. Tinsley
	Name:	Barbara V. Tinsley
	Title:	General Counsel & Secretary

EXECUTIVE
/s/ Doug Goforth
Doug Goforth

EXHIBIT A
BlueLinx Holdings Inc.
2006 Long-Term Equity Incentive Plan
Restricted Stock Award Agreement
THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made effective as of February 18, 2008 (the “Effective Date”), by and between BlueLinx Holdings Inc., a Delaware corporation (the “Company”), and                                                              (“Participant”).
Recitals:
A. The Company desires to provide the Participant an opportunity to acquire shares of its common stock, par value $.01 per share (the “Shares”), to carry out the purposes of its 2006 Long-Term Equity Incentive Plan, as may be periodically amended (the “Plan”), a copy of which has been made available to Participant and the terms of which are incorporated by reference herein and shall be considered a part of this Agreement.
B. The Plan provides that each award is to be evidenced by an agreement, setting forth the terms and conditions of such award.
ACCORDINGLY, in consideration of the promises and of the mutual covenants and agreements contained herein, the Company and the Participant hereby agree as follows:
1. Restricted Stock Award. Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Participant as of the date hereof a restricted stock award for                                          (  _____  ) Shares (the “Award Shares”). For purposes of Section 16 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, the grant date for the Award Shares shall be the effective date hereof; provided, however, all of Participant’s right, title, and interest in and to the Award Shares shall be subject to Section 2 below.
2. Vesting of Award Shares.
(a) Time Vesting. Subject to Sections 2(b), (c), (d), and (e) below, all of Participant’s right, title, and interest in and to the Award Shares is and shall be contingent upon and subject to the continued full-time employment of Participant by the Company or its subsidiaries during the period from the Effective Date through February 18, 2013 (the “Service Vesting Period”). At the end of the Service Vesting Period, and provided that Participant is then a full-time Employee of the Company or its subsidiaries, Participant shall be deemed to be fully vested without restriction in all of the Award Shares. However, Participant may vest earlier in all (or a portion, as appropriate) of the Award Shares upon the attainment of certain Minimum Performance Goals, as provided in Section 2(b) below (“Performance Accelerated Vesting”).

(b) Performance Accelerated Vesting. The vesting of the Award Shares shall occur earlier in the event the Company attains the Minimum Performance Goals described herein. If the Participant is a continued full-time Employee of the Company upon the attainment of the following Minimum Performance Goals, the Award Shares shall vest as provided immediately below:

Cumulative Percentage of
Award Shares Vested

Average Company Share Price Increases to $ ____	33.333%

Average Company Share Price Increases to $ ____	66.66%

Average Company Share Price Increases to $ ____	100%
Average Company Share Price above means the average daily high and low trading price for the common stock of BlueLinx Holdings Inc. on the New York Stock Exchange (NYSE:BXC) over any 90-consecutive trading day period. As of the end of the trading day on the 90th day of such period, if the Participant is still a full-time Employee of the Company, then additional Award Shares shall immediately vest pursuant to the above schedule. However, in no event, can greater than 33.333% of the Award Shares granted pursuant to this Agreement vest before February 18, 2010.
(c) In the event of Participant’s voluntary or involuntarily termination from employment with the Company and its subsidiaries for any reason other than the death or Disability prior to the end of the Service Vesting Period, or prior to becoming partially or fully vested without restriction in all or a portion of the Award Shares pursuant to Performance Accelerated Vesting, Participant shall forfeit all right, title, and interest in and to the Award Shares not vested as of such date of termination.
For the purposes to this Agreement, Disability shall have the same meaning as provided in the Company’s long-term disability plan.
(d) In the event of Participant’s termination from employment with the Company and its subsidiaries for death or Disability prior to the end of the Service Vesting Period, or prior to becoming partially or fully vested without restriction in all or a portion of the Award Shares pursuant to Performance Vesting, Participant shall become immediately fully vested without restriction in all Award Shares granted pursuant to this Agreement.
(e) In the event of a “Change in Control” of the Company as defined in the Plan, Participant shall thereupon become immediately vested without restriction in all of the Award Shares.

3. Issuance and Delivery of Certificates for Award Shares.
(a) As soon as practicable after the execution hereof, the Company shall issue in Participant’s name, and retain in the custody of the Company pursuant to Section 3(b) below, a certificate for the full number of the Award Shares. The Company shall place a stop transfer order on its stock records with respect to the Award Shares, and the certificate for the Award Shares shall contain the following legend:
“The securities evidenced by this certificate were issued pursuant to a Restricted Stock Award Agreement between the holder and the issuer dated February 18, 2008 (the “Agreement”), and no sale, offer to sell, transfer, pledge, or other hypothecation of these securities may be made so long as the securities remain subject to the restrictions set forth in the Agreement.”
(b) Participant acknowledges and agrees that the Company shall retain the custody of the certificates for the Award Shares and that the certificates will not be delivered to Participant except as provided in Section 3(c) below.
(c) As soon as reasonably practicable after the vesting of all or any portion of the Award Shares pursuant to Section 2 above, the Company will deliver a certificate for the Award Shares, adjusted as necessary for the actual number of Award Shares in which Participant has become vested, without the restrictive legend set forth in Section 3(a). Delivery of the certificate under this Section 3(c) shall be made at the principal office of the Company to the person or persons entitled thereto during ordinary business hours of the Company not more than thirty (30) days after the vesting of the Award Shares, or at such time and place and in such manner as may be agreed upon by the Company and the person or persons entitled to the Award Shares.
4. Rights and Restrictions as a Shareholder. During the Participant’s continued full-time employment with the Company or its subsidiaries, and pending the vesting of the Award Shares under Section 2 above, Participant shall have full voting rights, dividend rights, and other rights as a shareholder with respect to the Award Shares, subject to the restrictions hereunder. Prior to vesting of the Award Shares, Participant shall not (i) sell, offer to sell, transfer, pledge, or hypothecate any record or beneficial interest in the Award Shares, other than to the Company as provided in this Agreement, or (ii) grant any proxies or voting rights with respect to the Award Shares. Upon the vesting of all or any portion of the Award Shares pursuant to Section 2 above, Participant (or the person or persons then entitled to the Award Shares or any portion thereof pursuant to Section 2(d) above) shall have full rights as a shareholder with respect to the number of Shares delivered with respect to the Award Shares, including the right to transfer ownership of the Award Shares, subject to the restrictions described in Sections 7 and 8 hereof.
5. Stock Dividends, Stock Splits, and Other Adjustments. During the time that the Award Shares are subject to the vesting restrictions set forth in Section 2 above, in the event of any merger, reorganization, consolidation, capitalization, stock dividend, stock split, or other change in corporate structure affecting the Shares, such substitution or adjustment shall be made in the number of Shares subject to this Award (“Adjusted Shares”) as may be determined to be appropriate by the board of directors, in its sole discretion. As used herein, the term “Award Shares” includes any related Adjusted Shares. The Company shall retain the custody of each certificate for the Adjusted Shares pursuant to Section 3 above.

6. Withholding Taxes. Participant shall pay on a timely basis all withholding and payroll taxes and/or excise taxes required by law with respect to the Award Shares (collectively, “Withholding Taxes”). The delivery of any Award Shares (or portion thereof) to Participant under this Agreement shall be subject to and conditioned upon Participant’s payment of all applicable Withholding Taxes. The Company shall have the power and the right to deduct or withhold vested Award Shares equal to the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
7. Investment Representations. Unless a registration statement under the Securities Act of 1933, as amended (and applicable state securities laws), is in effect with respect to the Award Shares on the date of issuance of the Award Shares, Participant, or his Designated Beneficiary, agrees with, and represents to, the Company that Participant is acquiring the Award Shares for the purpose of investment and not with a view to transfer, sell, or otherwise dispose of the Award Shares. The Company may require an opinion of counsel satisfactory to it prior to the transfer of any Award Shares to assure at all times that it will be in compliance with applicable federal and state securities laws.
8. Legend on Shares if Registered. If a registration statement under the Securities Act of 1933, as amended, is in effect with respect to the Award Shares on the date of issuance of the Award Shares and Participant is deemed an affiliate of the Company on the date of issuance, the Company may place a stop transfer order on its stock records with respect to the Award Shares, and the certificate(s) for the Award Shares may contain substantially the following legend:
“The securities evidenced by this certificate were issued to an affiliate of the issuer, and the resale of such securities is subject to the restrictions of Rule 144 under the Securities Act of 1933, as amended, pertaining to shares held by affiliates.”
9. Expenses. Nothing contained in this Agreement shall be construed to impose any liability on the Company in favor of the Participant for any cost, loss, or expense the Participant may incur in connection with, or arising out of any transaction under, this Agreement.
10. No Employment Agreement. Nothing in this Agreement shall be construed to constitute or be evidence of an agreement or understanding, express or implied, on the part of the Company to employ the Participant on any terms or for any specific period of time.
11. Nontransferability. The rights of the Participant under this Agreement shall not be assigned, transferred, pledged, or otherwise hypothecated by the Participant other than by will or the laws of descent and distribution.
12. Fractional Shares. No fraction of a share shall be deliverable pursuant to this Agreement, but in the event any adjustment hereunder of the number of the Award Shares shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.
13. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a writing form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

14. Complete Agreement, Amendment. This Agreement and the Plan, which by this reference is hereby incorporated herein in its entirety, contain the entire agreement between the Company and Participant with respect to the transactions contemplated hereby. Any modification of the terms of this Agreement must be in writing and signed by each of the parties.
15. Other Legal Requirements. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under federal applicable securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. In addition, this Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities as may be required.
16. Governing Law. Any issue related to the formation, execution, performance, and interpretation of this Agreement shall be governed by the laws of the State of Delaware.
17. Headings. The section and subsection headings used in this Agreement are for convenient reference and are not a part of this Agreement.

BlueLinx Holdings Inc.

Dated: February 18, 2008	By:

Accepted:	Title:	Chief Executive Officer

EXHIBIT B
BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan Performance Share Award Agreement
Congratulations on your selection as a Participant for an Award of Performance Shares which is governed by the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (the “Plan”). This Award Agreement (the “Agreement”) and the Plan together govern your rights under this Agreement with respect to your award of Performance Shares (the “Performance Shares”) and set forth all of the conditions and limitations affecting such rights. Terms used in this Agreement that are defined in the Plan shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement.
Overview of Performance Share Award
1.	Target Number of Performance Shares Granted:

2.	Date of Grant: February 18, 2008

3.	Performance Cycle: The Performance Cycle commences on January 1, 2008 and ends on December 31, 2010.

4.	Performance Measure(s):
Return on Net Assets, or “RONA,” means EBIT divided by Average Net Assets.
EBIT means Company earnings before interest and taxes, as calculated for the fiscal year.
Average Net Assets means total Company assets (current assets plus net plant property and equipment plus any other long-term assets) minus non-interest-bearing liabilities (accounts payable plus other current liabilities plus any other long-term liabilities).
Amount of Target Award Earned: Subject to Sections 7 and 8, in calculating the number of Performance Shares earned for the Performance Cycle, the Committee must certify results for RONA for the Performance Cycle (fiscal 2008 through fiscal 2010). Awards earned will be determined based on Schedule A attached hereto, with straight-line interpolation as necessary for performance between the levels indicated. In determining awards earned, the definitions set forth in Section 4 above and results determined as of the end of the Performance Cycle shall apply.
The Company has sole discretion to adjust the RONA percentages in the performance measure vesting schedule attached as Schedule A based on housing starts data for fiscal 2008 through fiscal 2010.

5.
Settlement of Award: The Company shall deliver to you one Share for each Performance Share earned by you, as determined in accordance with the provisions of Sections 5 and 7, subject to adjustment in accordance with Section 11. Any fractional Shares for Performance Shares payable to you in accordance with this Section shall be rounded up to the nearest whole Share.

6.	Eligibility for Earned Performance Shares: You will be eligible for payment of earned Performance Shares only if:
(a)	Your employment with the Company continues through the end of the Performance Cycle.

(b)	Your employment with the Company is terminated due to death during the Performance Cycle.

(c)
Your employment with the Company is terminated due to your Disability during the Performance Cycle. For the purposes of this Agreement, Disability means you: (a) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) are, by reason of any medically determinable physical or mental impairment which could be expected to result in death or can be expected to last for a continuous period or not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(d)	If there is a Change in Control of the Company during the Performance Cycle.
If your employment with the Company continues through the end of the Performance Cycle, you shall be eligible for the earned Performance Shares as determined in accordance with Section 5.
If your termination date due to death, Disability, or Change in Control occurs during the Performance Cycle, you shall be eligible only for a fraction of the number of Performance Shares. The fraction will be determined using a numerator which equals the number of complete calendar months that have elapsed since the beginning of the Performance Cycle through the beginning of the month of termination or Change in Control, as appropriate (unless your date of termination or date of Change in Control occurs on or after the 15th of such month, in which case the number of months will be calculated through the end of such month), and a denominator which is equal to the number of months in the Performance Cycle. This fraction will then be multiplied by the target number of performance shares granted to you in Section 1 to provide you with your total Performance Shares earned. In the event such proration results in a fractional number of Shares, such number will be rounded up to the nearest whole number.

Except as otherwise provided in this Agreement, all Performance Shares that are not earned as a result of your continued employment through the Performance Cycle, death, Disability, or Change in Control during the Performance Cycle, shall be forfeited to the Company. In the event of your death, your beneficiary or estate shall be entitled to the Performance Shares to which you otherwise would have been entitled under the same conditions as would have been applicable to you.
All Performance Shares earned under this Section 6 shall be paid in accordance with Section 7.
7.	Manner and Time of Payment: Payment in Shares earned pursuant to this Award Agreement will be made:
(a)	For terminations due to death, Disability, not later than March 15 of the year after termination.

(b)	If your employment continues through the Performance Cycle, not later than March 15, 2011.

(c)	For a Change in Control during the Performance Cycle, as of the date of Change in Control.

Upon payment, the Company shall cause to be issued and delivered to you or your legal representative, as the case may be, certificates for the Shares. The Share certificates shall be issued in your name (or, at your discretion, jointly in your name and the name of your spouse). The Company shall maintain a record of all information pertaining to your rights under this Agreement, including the number of Shares paid to you.

8.
Termination of Employment for Other Reasons: In the event that your employment with the Company is terminated during the Performance Cycle by the Company or by you for any reason other than those reasons set forth in Section 7, this entire Award shall forfeit and no payment shall be made to you.

9.
Nontransferability: During the Performance Cycle, Performance Shares awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Performance Shares is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Performance Shares, your right to such Performance Shares shall be immediately forfeited to the Company, and this Award Agreement shall lapse.

10.
Adjustments: In the event that the outstanding Shares of common stock are changed into or exchanged for a different number or kind of capital stock or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, or combination of shares, the Committee, subject to the provisions of the Plan and this Agreement, shall make an appropriate and equitable adjustment in accordance with the provisions of the Plan in the number and kind of Performance Shares, to the end that after such event your proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Committee or the Board shall be final and binding upon you, the Company, and all other interested persons.

11.
Requirements of Law: The granting of Performance Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.
Inability to Obtain Authorization: The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

13.
Withholding: The Company shall have the power and the right to deduct or withhold, or require you to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan (the “Withholding Taxes”). As you will be entitled to receive Shares in exchange for your Performance Shares, you shall pay the Withholding Taxes to the Company in cash prior to the issuance of such Shares or have the Company withhold Shares having the Fair Market Value of the Withholding Taxes.

14.
Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

15.
No Right to Future Grants; No Right of Employment or Continued Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended, or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant is voluntary and occasional and does not create any contractual or other right to receive future grants; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company and which is outside the scope of your employment contract, if any; (f) the grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an Employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company, and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (h) this grant shall not confer upon you any right to continuation of employment by the Company, nor shall this grant interfere in any way with your or the Company’s right to terminate your employment at any time; (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of the termination of your employment by the Company for any reason other than those reasons set forth in Section 7, your right to receive Shares under this Agreement, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act).

16.
Requirements to Become a Stockholder: You shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to this Award until: (a) the Shares have been paid to you pursuant to the terms of this Award Agreement, and (b) the Company shall have issued and delivered to you a certificate representing the Shares.

17.
Investment Representation: Unless a registration statement under the Securities Act of 1933, as amended (and applicable state securities laws), is in effect with respect to the Shares issued, you, or your designated beneficiary, agree with, and represent to, the Company that you are acquiring the Shares for the purpose of investment and not with a view to transfer, sell, or otherwise dispose of the Shares. The Company may require an opinion of counsel satisfactory to it prior to the transfer of any Shares to assure at all times that it will be in compliance with applicable federal and state securities laws.

18.
Amendment to the Plan: The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval.

19.
Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the Performance Shares, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

20.
Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Delaware.

21.
Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date indicated below.

BlueLinx Holdings Inc.

Dated: February _____ , 2008	By:

Accepted:	Title:	Chief Executive Officer

EXHIBIT C
EXECUTIVE BENEFITS PACKAGE
The following benefits will be provided as for other salaried employees
Salaried 401(k) Plan
Medical and Dental Insurance
The following benefits will be provided to Doug Goforth:
•	Life Insurance — $825,000.00

•	Executive PAI — $250,000.00

•	Annual auto allowance — $7,500.00

•	Annual physical — up to $2,500.00

•	Annual Country Club dues allowance — up to $6,000.00

•	Annual Financial advisor fees — up to $3,500.00

•	Guaranteed Selling price of $525,000 on Jacksonville residence